EXHIBIT 10.27

                             AMENDMENT NO. 2 TO THE
                 YOUNG & RUBICAM INC. DEFERRED COMPENSATION PLAN

     WHEREAS, Young & Rubicam Inc., a corporation organized under the laws of the State of Delaware (hereinafter referred to as the "Company"), maintains the Young & Rubicam Inc. Deferred Compensation Plan, effective as of November 19, 1997, as amended (the "Deferred Compensation Plan");

     WHEREAS,  Section 11 of the Deferred  Compensation  Plan  provides that the
Compensation   Committee   of  the  Board  of  Directors  of  the  Company  (the
"Committee") may amend the Deferred Compensation Plan;

     NOW, THEREFORE, effective as of January 1, 1999, the Deferred Compensation Plan is amended by amending and restating Section 12(f) in its entirety as follows:

     Tax Withholding or Payments. The Company and any Affiliate shall have the right to deduct from amounts otherwise payable in settlement of a Deferral Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment. Shares may be withheld to satisfy such obligations in any case where taxation would be imposed upon the delivery of shares, except that shares issued or delivered under any plan, program, employment agreement or other arrangement may be withheld only in accordance with the terms of such plan, program, employment agreement or other arrangement and any applicable rules, regulations, or resolutions thereunder. In addition, at the election of the Participant or Beneficiary and upon the agreement of the Company (subject to the approval of the Committee, in the case of any Participant subject to Section 16 of the Exchange Act at the time of such transaction), (i) in order to satisfy withholding taxes or other similar charges incurred in connection with the receipt of shares of Stock in settlement of a Deferral Account under federal, state, local or foreign tax law, the Company or any Affiliate shall repurchase from the Participant or Beneficiary for cash the number of shares of Stock received by such Participant or Beneficiary in settlement of such Deferral Account necessary to fund such obligations, and (ii) in order to satisfy the estimated total taxes and charges that would be incurred by a Participant or Beneficiary in connection with the receipt of shares of Stock in settlement of a Deferral Account in excess of any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment, the Company or any Affiliate shall repurchase from the Participant or Beneficiary for cash the number of shares of Stock received by such Participant or Beneficiary in settlement of such Deferral Account necessary to fund such obligations, and the Company and any such Affiliate shall, as appropriate, either deliver such cash payment directly to the appropriate taxing authorities or to the Participant or Beneficiary, in return for a written representation to the Company or such Affiliate that the cash payment shall be used to fund such obligations. With respect to any foreign taxes or withholding that may be due prior to payment in settlement of the Deferral Account, the Company and any Affiliate


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     shall have the right to  withdraw,  in cash or in stock from and reduce the
     Deferral Account by the amount of such taxes or withholdings and arrange to provide for the payment of such taxes or withholding to the appropriate taxing authorities.